Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Reports Third Quarter 2005 Results

Company meets revenue, exceeds EPS guidance

CARLSBAD, Calif. – October 26, 2005 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the third fiscal quarter ended September 30, 2005. Net revenue was $53.6 million for the third quarter of 2005, compared to $57.0 million for the third quarter of 2004 and $65.9 million for the second quarter of 2005. Net loss for the third quarter of 2005 was $1.3 million, or a loss of $0.03 per share on a fully diluted basis. This compares to third quarter 2004 net income of $3.5 million or $0.07 per share on a fully diluted basis and second quarter 2005 net income of $3.3 million or $0.07 per share on a fully diluted basis. The figures for the third quarter of 2005 met or exceeded company guidance set on July 27, 2005 of net revenue in the range of $50 to $54 million and a net loss in the range of $0.04 and $0.06 per share on a fully diluted basis.

Gross profit for the third quarter of 2005 decreased to 23.0 percent as compared to third quarter 2004 gross profit of 25.8 percent and second quarter 2005 gross profit of 24.5 percent. The lower gross profit percentage can be attributed, principally to the decrease in volume of product shipments.

“During this third quarter, Dot Hill laid the foundation necessary to achieve our aggressive goal of doubling our revenue by the end of 2007,” said James Lambert, Dot Hill’s chief executive officer. “We invested in research and development in order to bring to market new products which will serve as the cornerstones of our relationships with all of our customers. Those efforts included the incorporation of our own controller technology and data management service software into our systems. We increased production of prototype and test units during the third quarter and augmented our engineering staff to accelerate product release cycles. We also invested in our infrastructure by implementing a new ERP software package. This will help us to improve internal controls and streamline business processes. As we stated previously, these investments will continue through the fourth quarter of 2005.

“While these investments led, in the short-term, (as anticipated) to a loss, we believe they will help to fuel the growth of the company. In fact, many of the investments and efforts have already paid off. Due in large part to our attractive product roadmap, one of our key customers, Sun Microsystems, extended and expanded our agreement until January 2011. Sun also awarded us a new OEM product agreement which will incorporate Dot Hill’s proprietary controller technology and data management services software.

“Also in the third quarter, we announced an OEM agreement with Network Appliance to design and develop general purpose disk arrays for a variety of NetApp products. We are also engaged in promising discussions with several high-quality prospects, all of whom are impressed by our new products as well as our reputation for outstanding customer service. In the coming quarters, Dot Hill will focus on bringing new products to market and executing on these exciting new opportunities. We have demonstrated our ability to execute our strategies in the past, and we look forward to these opportunities in the future.”

“Dot Hill increased its cash position for the quarter to $123.3 million in cash, cash equivalents and short-term investments as of September 30, 2005, which equates to approximately $2.79 per share,” said Preston Romm, Dot Hill’s chief financial officer. “Based on the company’s current market visibility, anticipated product prototype production for new and existing customers and continued ERP software implementation, the company is targeting net revenue for the fourth quarter of 2005 in the range of $57 to $61 million and a loss of $0.03 to $0.05 per share on a non-taxed basis.”

The third quarter 2005 financial results conference call is scheduled to take place on October 26, 2005 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 866-825-3308 (U.S.) or 617-213-8062 (International) at least five minutes prior to the start of the call and enter passcode 71011345. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 93985630.

Dot Hill is a market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end-of-life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24 X 7 X 365 technical support, Dot Hill has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation

Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s financial and operating results for the fourth quarter of 2005 and beyond; the impact of Dot Hill’s recent customer wins on Dot Hill’s future financial results; the launch and final integration dates of new products; the ability to improve internal controls and business processes; the ability to accelerate product release cycles; the strength of Dot Hill’s relationships with existing customers; and Dot Hill’s future success in forming and maintaining OEM relationships. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE OPERATIONS

(Unaudited - In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

Net Revenue	$56,956	$53,616	$173,859	$177,524
Cost of Goods Sold	42,288	41,263	130,071	135,749
Gross Profit	14,668	12,353	43,788	41,775

Operating Expenses:
Sales and marketing	3,994	5,180	12,274	14,920
Research and development	4,825	6,280	13,388	16,335
General and administrative	2,709	3,036	7,327	8,370
Restructuring, net	7	—	(384)	—
In-process research and development	—	—	4,700	—
Total operating expenses	11,535	14,496	37,305	39,625
Operating income (loss)	3,133	(2,143)	6,483	2,150

Other Income (Expense):
Interest income	421	791	1,427	2,236
Interest expense	(69)	—	(355)	(47)
Gain (loss) on foreign currency transactions, net	98	(122)	252	(185)
Other income (expense), net	19	7	(1)	93
Total other income, net	469	676	1,323	2,097
Income (Loss) Before Income Taxes	3,602	(1,467)	7,806	4,247
Income Tax Expense (Benefit)	151	(192)	243	124
Net Income (Loss)	$3,451	$(1,275)	$7,563	$4,123

Net Income (Loss) Per Share:
Basic	$0.08	$(0.03)	$0.17	$0.09
Diluted	$0.07	$(0.03)	$0.16	$0.09

Weighted Average Shares Used to Calculate Net Income (Loss) Per Share:
Basic	43,511	43,949	43,403	43,832
Diluted	46,188	43,949	46,489	45,613

Comprehensive Income:
Net income (loss)	$3,451	$(1,275)	$7,563	$4,123
Foreign currency translation adjustments	17	46	18	192
Net unrealized gain (loss) on short-term investments	94	51	(284)	30
Comprehensive income (loss)	$3,562	$(1,178)	$7,297	$4,345

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - In Thousands Except Per Share Amounts)

	December 31, 2004	September 30, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$67,496	$90,001
Short-term investments	58,690	33,293
Accounts receivable, net of allowance of $491 and $1,241	40,788	35,488
Inventories	3,671	2,898
Prepaid expenses and other	2,273	3,898
Total current assets	172,918	165,578
Property and equipment, net	7,859	7,308
Goodwill	57,111	57,111
Other intangible assets, net	7,712	5,563
Other assets	967	394
Total assets	$246,567	$235,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40,512	$24,068
Accrued compensation	3,338	3,738
Accrued expenses	3,309	3,149
Deferred revenue	779	1,449
Income taxes payable	532	289
Other liabilities	923	—
Current portion of restructuring accrual	141	86
Total current liabilities	49,534	32,779
Restructuring accrual, net of current portion	37	—
Other long-term liabilities	169	217
Total liabilities	49,740	32,996

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 43,656 and 44,113 shares issued and outstanding at December 31, 2004 and September 30, 2005, respectively	44	44
Additional paid-in capital	277,102	278,880
Deferred compensation	(8)	—
Accumulated other comprehensive loss	(462)	(240)
Accumulated deficit	(79,849)	(75,726)
Total stockholders’ equity	196,827	202,958
Total liabilities and stockholders’ equity	$246,567	$235,954

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